EXHIBIT 2
                                                                       ---------


THIS NOTE HAS NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS AND NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THIS NOTE.

THIS NOTE IS SUBORDINATE TO THE INDEBTEDNESS EVIDENCED BY THAT CERTAIN LOAN AND SECURITY AGREEMENT, DATED APRIL 22, 2004 (THE "SENIOR LOAN AGREEMENT"), AMONG THE COMPANY, TEXTRON FINANCIAL CORPORATION AND THE OTHER SIGNATORIES THERETO, AS SUCH SENIOR LOAN AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME. THE TERMS OF THE SUBORDINATION ARE MORE SPECIFICALLY DEFINED IN THAT CERTAIN SUBORDINATION AGREEMENT BY AND AMONG THE FUND, THE COMPANY, TEXTRON FINANCIAL CORPORATION AND THE OTHER SIGNATORIES THERETO. EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

                            Z-TEL TECHNOLOGIES, INC.

                        SENIOR UNSECURED PROMISSORY NOTE



Up to $15,000,000                                                August 24, 2004


         FOR VALUE RECEIVED, the undersigned, Z-TEL TECHNOLOGIES, INC., a Delaware corporation (the "COMPANY"), promises to pay on March 31, 2006 (as such date may be extended in accordance with Section 3, the "MATURITY DATE") to the order of THE 1818 FUND III, L.P. (the "FUND") or its assigns an amount (the "FULL REPAYMENT AMOUNT") equal to the sum of (a) the principal amount of the Initial Loan on the date hereof of FIVE MILLION DOLLARS ($5,000,000) and the principal amount of any Additional Loan as shall be borrowed by the Company from time to time under the Credit Agreement (defined below) (such sum as reduced pursuant to Section 7, the "PRINCIPAL AMOUNT"), PLUS (b) all accrued and unpaid interest, PLUS (c) a premium in an amount equal to four and one-half percent (4.5%) of the Principal Amount of all loans advanced to the Company (such amount as reduced pursuant to Section 7, the "PREMIUM AMOUNT"). The Full Repayment Amount shall be paid in whole, but not in part, in cash by wire transfer of immediately available funds to an account designated in writing prior to the Maturity Date by the holder of this Note. The Company hereby authorizes the holder of this Note to endorse on ANNEX A hereto the amount of each Loan made to the Company under this Note and all reductions pursuant to Section 7, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding Principal Amount; PROVIDED, HOWEVER, that the failure to make such notation with respect to any such Loan or reduction shall not limit or otherwise affect the obligations of the Company under the Credit Agreement or this Note.

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                                                                               2


         1. STANDBY CREDIT FACILITY AGREEMENT. This Senior Unsecured Promissory Note (this "NOTE") is issued pursuant to the Standby Credit Facility Agreement, dated August __, 2004, by and between the Company and the Fund (the "CREDIT AGREEMENT") and the holder of this Note is entitled to the benefits of this Note and the Credit Agreement and may enforce the agreements contained herein and therein and exercise the remedies provided hereby and thereby or that are otherwise available hereto or thereto.

         2. INTEREST. The Company promises to pay interest on the Principal Amount of this Note at the rate of 9.95% per annum. If the Maturity Date shall be extended pursuant to Section 3, the Company promises to pay interest on the Principal Amount of this Note, from and after April 1, 2006, at the rate of 8.95% per annum. Interest shall be payable as set forth below.

         The Company shall pay accrued interest quarterly in arrears on the last day of October, January, April and July and on the Maturity Date or, if any such date shall not be a Business Day, on the preceding Business Day to occur before such date (each date upon which interest shall be so payable, an "INTEREST PAYMENT DATE"). On each Interest Payment Date, the Company shall pay the total amount of interest due on such Interest Payment Date in cash by wire transfer of immediately available funds to an account designated in writing by the holder of this Note. Interest on this Note shall accrue daily from the date of issuance until repayment of the Principal Amount and payment of Premium Amount and of all accrued interest in full. Accrued interest shall be calculated from and including the first day of any period to but excluding the date of payment. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Notwithstanding the foregoing provisions of this Section 2, but subject to applicable law, any overdue principal or Premium Amount of, and overdue interest on, this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment of principal, Premium Amount or interest was due to the date of actual payment, at the then current rate of interest plus 2.0% per annum, and, upon and during the continuance of an Event of Default, this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at the then current rate of interest plus 2.0% per annum. Subject to applicable law, any interest that shall accrue on overdue interest on this Note as provided in the preceding sentence and shall not have been paid in full on or before the next Interest Payment Date to occur after the Interest Payment Date on which the overdue interest became due and payable shall itself be deemed to be overdue interest on this Note to which the preceding sentence shall apply. In no event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the holder of this Note has received interest hereunder in excess of the highest rate applicable hereto, such excess interest shall, at the Company's option and to the extent permitted by law, (a) be applied as a credit against the outstanding principal balance hereof or accrued and unpaid interest hereon, (b) refunded to the Company or (c) any combination of the foregoing.

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                                                                               3


         3. EXTENSION OF MATURITY DATE. Subject to Sections 5 and 6, as applicable, the Company shall pay the holder of this Note the Full Repayment Amount on March 31, 2006; PROVIDED, HOWEVER, that the Company may, at its option, extend the maturity date from March 31, 2006 to August 30, 2006 if the following conditions have been satisfied: (a) all reported trades in the Common Stock during the months of June 2005 and July 2005 are in excess of $5.00 per share (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization or similar event involving a change in the Common Stock), (b) not more than forty-five (45) days and not less than thirty (30) days before the then effective Maturity Date the Company shall have requested of the holder of this Note in writing that the Maturity Date be extended pursuant to this Section 3 subject to the satisfaction of the conditions set forth herein and (c) on the then effective Maturity Date (i.e., March 31, 2006), the Company shall deliver to the holder of this Note a certificate to the effect that (i) the conditions set forth in clauses (a) and
(b) above have been satisfied, (ii) no default under this Note or the Credit Agreement nor any Event of Default exists on such date and (iii) no "event of default" exists under the Senior Loan Agreement.

         4. USE OF PROCEEDS. The Company shall use the proceeds from the Initial Loan for general corporate purposes and the proceeds from each Additional Loan to pay for Capital Expenditures (and capitalized salaries relating thereto) relating substantially to the establishment of the Company's planned network.

         5.       MANDATORY REDEMPTION UPON A NOTE CHANGE OF CONTROL.

                  5.1 MANDATORY REDEMPTION. In the event of any Note Change of Control of the Company, the Company shall pay to the holder of this Note an amount (the "MANDATORY REDEMPTION AMOUNT") equal to the Full Repayment Amount as of the Mandatory Redemption Date. The Mandatory Redemption Amount shall be in whole, but not in part, in cash by wire transfer of immediately available funds to an account designated in writing prior to the Mandatory Redemption Date by the holder of this Note.

                  5.2 NOTICE. Notice of a Note Change of Control (the "MANDATORY REDEMPTION NOTICE") shall be delivered at least 10 Business Days prior to the occurrence of a Note Change of Control to the holder of this Note at such holder's address as it appears on the transfer books of the Company. The date of payment of the Mandatory Redemption Amount (the "MANDATORY REDEMPTION DATE") shall be fixed by the Company in the Mandatory Redemption Notice and shall be on or prior to the consummation of the Note Change of Control.

                  5.3 PROCEDURE FOR MANDATORY REDEMPTION. On the Mandatory Redemption Date the holder of this Note shall surrender this Note to the Company at the place designated by the Company. From and after the Mandatory Redemption Date (a) this Note shall no longer be deemed outstanding, (b) the right to receive interest on this Note shall cease to accrue, (c) all rights of the holder of this Note shall cease and terminate, excepting only the right to receive the Mandatory Redemption Amount therefor; PROVIDED, HOWEVER, that if the Company shall default in the payment of the Mandatory Redemption Amount, this Note shall thereafter be deemed to be outstanding

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                                                                               4


and the holder hereof shall have all of the rights provided in this Note until such time as such default shall no longer be continuing.

         6.       OPTIONAL REDEMPTION AT ELECTION OF COMPANY.

                  6.1 OPTIONAL REDEMPTION. The Company shall have the right, at any time at its sole option and election, to redeem this Note in whole, but not in part (the "OPTIONAL REDEMPTION"), at a price (the "OPTIONAL REDEMPTION Price") equal to the Full Repayment Amount as of the Optional Redemption Date. The Optional Redemption Price shall be paid in cash by wire transfer of immediately available funds to an account designated in writing prior to the Optional Redemption Date by the holder of this Note.

                  6.2 NOTICE. Notice of an Optional Redemption (the "OPTIONAL REDEMPTION NOTICE") shall be delivered at least 10 Business Days prior to the date of payment of the Optional Redemption Price (the "OPTIONAL REDEMPTION DATE") to the holder of this Note at such holder's address as it appears on the transfer books of the Company. The Optional Redemption Date shall be fixed by the Company in the Optional Redemption Notice.

                  6.3 PROCEDURE FOR OPTIONAL REDEMPTION. On the Optional Redemption Date the holder of this Note shall surrender this Note to the Company at the place designated by the Company. From and after the Optional Redemption Date (a) this Note shall no longer be deemed outstanding, (b) the right to receive interest on this Note shall cease to accrue, (c) all rights of the holder of this Note shall cease and terminate, excepting only the right to receive the Optional Redemption Price therefor; PROVIDED, HOWEVER, that if the Company shall default in the payment of the Optional Redemption Price, this Note shall thereafter be deemed to be outstanding and the holder hereof shall have all of the rights provided in this Note until such time as such default shall no longer be continuing.

         7. PRE-EMPTIVE RIGHTS. If at any time the Company shall offer to sell any Securities to any Person (including, without limitation, the holders of the Company's preferred stock ("PREFERRED STOCK") or Common Stock) (a "SECURITIES OFFERING"), including, without limitation, in connection with a negotiated conversion or exchange of its Preferred Stock but excluding shares of Common Stock issued for the exercise of any Preferred Stock or options of the Company in accordance with their respective terms on the date of initial issuance, the holder of this Note shall have the right (in addition to any other rights of the holder of this Note, if any, as a holder of Preferred Stock, Common Stock or other Securities of the Company), at its option, to (a) purchase a number of any such offered Securities of the Company ("OFFERED SECURITIES") up to the number of Offered Securities purchasable on the date of payment for such Offered Securities for an amount equal to the sum of (i) $15,675,000 PLUS (ii) the amount of any accrued and unpaid interest under this Note as of such date and (b) use this Note, up to the Full Repayment Amount as of the date of payment for Offered Securities and in lieu of cash, to purchase any such Offered Securities. The right of the holder of this Note to purchase the Offered Securities under this Section 7 shall be conditioned upon (i) the receipt of all consents, exemptions, authorizations, or other actions by, or notices to, or filings with,

Governmental Authorities and other Persons necessary or required in connection with the purchase of the Offered Securities by the Fund and (ii) the receipt of the approval of the Company's stockholders to the extent required under the NASD rules. Any such purchase of Offered Securities shall be at the most favorable price and on the most favorable terms offered to any other Person. Upon the consummation of any purchase of Offered Securities by the holder of this Note in accordance with clause (b) of this Section 7, the Full Repayment Amount (beginning, first, with the Premium Amount, second, with any accrued and unpaid interest and, third, with the Principal Amount) of this Note shall be reduced dollar-for-dollar for any portion of the Full Repayment Amount used by the holder of this Note to purchase any such Offered Securities.

         8. AFFIRMATIVE COVENANTS. In addition to the covenants and agreements contained in the Credit Agreement, the Company hereby covenants and agrees with the holder of this Note and its assigns as follows:

                  8.1 FINANCIAL STATEMENTS. The Company shall deliver to the holder of this Note within one hundred twenty (120) days following the close of each fiscal year, the Company's audited financial statements, certified by a recognized firm of certified public accountants acceptable to the holder of this Note as having been prepared in accordance with GAAP and as presenting fairly the financial condition of the Company as of the date thereof and for the period then ended (and including a management letter to the Company from such accountants, if prepared by such accountants at the Company's request, to be delivered not later than thirty (30) days thereafter). The Company shall deliver to the holder of this Note: (a) within forty-five (45) days following the close of each fiscal quarter, reasonably detailed quarterly financial statements (other than the last fiscal quarter of the fiscal year), including income statement, balance sheet, and statement of cash flow, prepared in accordance with GAAP (subject to the absence of notes and to annual audit adjustment), certified by the Chief Executive Officer or Chief Financial Officer or other authorized individual of the Company as presenting fairly the financial condition of the Company as of the date thereof and for the period then ended,
(b) at least thirty (30) days prior to the end of the Company's fiscal year an annual operating budget showing a projected income statement, balance sheet and cash flows as of each fiscal quarter's end for the forthcoming fiscal year, (c) within thirty (30) days of the end of each calendar month, reasonably detailed monthly financial statements, including income statement, balance sheet, and statement of cash flow, prepared in accordance with GAAP (subject to the absence of notes and to annual audit adjustment and to any other material deviations from GAAP expressly noted therein), certified by the Chief Executive Officer or Chief Financial Officer or other authorized individual of the Company as presenting fairly the financial condition of the Company as of the date thereof and for the period then ended, (d) daily online access to (i) cash balances,
(ii) cash receipts, (iii) cash disbursements, (iv) changes in borrowing levels under existing borrowings and (v) daily changes in line accounts by category and
(e) such other financial information as the holder of this Note shall reasonably request.

                  8.2 BOOKS AND RECORDS. Each Company Group Member shall, and the Company shall cause each Company Group Member to, keep accurate and complete records of its assets, leases, agreements and other properties and shall, at

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                                                                               6


reasonable times and upon reasonable notice, permit the holder of this Note to
(a) visit the its business locations at intervals to be determined by the holder of this Note; and (b) inspect, audit and make extracts from or copies of its books, records, journals, receipts, computer tapes and disks. The parties expressly acknowledge and agree that notice of twenty-four (24) hours or more shall be reasonable in the event the Company is not in default of any of its obligations under this Note, the Credit Agreement or the Senior Loan Agreement (collectively, the "DEBT OBLIGATIONS") at the time such inspection is requested, and that prior notice shall not be required in the event the Company is in default under any of the Note at the time any such inspection is requested. All Governmental Authorities are authorized to furnish the holder of this Note with copies of reports of examinations of any Company Group Member made by such Governmental Authorities.

                  8.3 PAYMENTS. The Company shall punctually pay the interest, the Principal Amount, the Premium Amount and any other payments or liabilities due under this Note in the manner specified in this Note.

                  8.4      HOLDER APPROVALS.

                           (a)      If either (i) the EBITDA of the Company
Group for the last completed fiscal quarter is less than $4,000,000 or (ii) the average daily unrestricted cash balances of the Company Group for the last completed fiscal quarter are less than $15,000,000, the Company shall not, and the Company shall cause each Company Group Member not to, make any Capital Expenditures in the next fiscal quarter if the amount of all Capital Expenditures in such fiscal quarter will exceed $1,000,000 unless the type and amount of any such Capital Expenditure (to the extent the Capital Expenditures exceed $1,000,000) is approved in advance by the holder of this Note. The Company shall deliver to the holder of this Note at least thirty (30) days prior to the end of each fiscal quarter a list in the form of ANNEX B hereto, which list shall be reasonably acceptable to and approved by the holder of this Note, of all projected Capital Expenditures for the next succeeding fiscal quarter. The Company will promptly deliver to the holder of this Note any material revisions to the Capital Expenditures list; provided, HOWEVER that unless and until the holder approves any such revisions, the Company shall comply with this Section on the basis of the list previously delivered to and approved by the holder. Each Capital Expenditure made by the Company Group in any fiscal quarter shall be in material compliance with any Capital Expenditures list approved by the holder of this Note under this Section 8.4(a); provided that in no event shall the Capital Expenditures made by the Company Group in any fiscal quarter exceed the aggregate amount of Capital Expenditures projected to be made in such fiscal quarter as set forth on the Capital Expenditures list with respect to such fiscal quarter approved by the holder of this Note. The Company and the Fund hereby agree that the Capital Expenditures for the fiscal quarter ending on September 30, 2004 that are set forth on Schedule 3.21 to the Company Disclosure Letter are approved for purposes of this Section 8.4(a).

                           (b)      If either (i) the EBITDA of the Company
Group for the preceding four consecutive fiscal quarters is less than $20,000,000 or (ii) the average

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                                                                               7


daily unrestricted cash balances of the Company Group for the preceding six months is less than $25,000,000, the Company shall consult with the holder of this Note, and provide the holder of this Note with such information as such holder shall reasonably request, prior to taking any action to implement any geographic or product expansions involving, individually or in the aggregate, a material increase in the Company's operating costs.

                  8.5 NOTICE OF EVENT OF DEFAULT. The Company shall promptly, upon the Company's acquiring knowledge thereof, give written notice to the holder of this Note of the occurrence of any Event of Default.

                  8.6 COMPLIANCE WITH LAWS AND TAXES. Each Company Group Member shall, and the Company shall cause each Company Group Member to, comply in all material respects with all Applicable Laws. Each Company Group Member shall, and the Company shall cause each Company Group Member to, deliver promptly to the holder of this Note, upon request, an executed copy of any document filed or submitted to any Governmental Authority pursuant to Applicable Laws, each copy certified by the Company to be a true and correct copy thereof. Each Company Group Member shall, and the Company shall cause each Company Group Member to, pay all real and personal property taxes, assessments and charges, and all franchise, income, unemployment, social security, withholding, sales and all other taxes assessed against it or its assets, at such times and in such manner so as to avoid any penalty from accruing against it or any other Company Group Member or any Lien from attaching to its assets or the assets of any other Company Group Member; PROVIDED, HOWEVER, that no Company Group Member shall be required to pay any such tax, assessment, or charge so long as the validity thereof shall be actively contested in good faith by appropriate proceedings, the amount of such taxes, assessments or charges in dispute do not exceed the sum of $100,000 in the aggregate at any time, such Company Group Member shall have set aside on its books adequate reserves, which reserves shall be derived from sources other than directly from the Senior Lender or the holder of this Note, and the Company shall have reported the same pursuant to a certificate delivered to, and reviewed and approved by, the holder of this Note; but PROVIDED FURTHER that each Company Group Member shall, and the Company shall cause each Company Group Member to, pay any such tax, assessment, or charge forthwith upon the commencement of proceedings to foreclose any Lien securing the same. Each Company Group Member shall, and the Company shall cause each Company Group Member to, deliver promptly to the holder of this Note, upon request, receipted bills evidencing payment of such taxes and assessments.

                  8.7 REGULATORY APPROVALS AND NOTICES. The Company, with the cooperation of the holder of this Note, shall file, and shall cause each applicable Company Group Member to file, any and all: (a) applications required by any state public utility commission seeking approval for the provision of guarantee by any such Company Group Member that is a party to the Subsidiary Guaranty, within fourteen (14) Business Days of the date of this Note, and shall diligently seek, and shall cause each applicable Subsidiary to seek diligently, to obtain the approval of such applications; and (b) notifications required by any state public utility commission with respect to the

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                                                                               8


provision of the guaranties by any Subsidiary that is a party to the Subsidiary Guaranty, within fourteen (14) Business Days of the date of this Note.

                  8.8 GOVERNMENTAL AUTHORIZATION; STOCKHOLDER APPROVAL. The Company, with the cooperation of the holder of this Note, shall take all necessary actions required to obtain (a) any approval, consent, exemption, authorization, or other action by, or give any notice to, or make any filing with, any Governmental Authority or any other Person, and (b) any approval of the Company's stockholders that is required, in each case in connection with the Fund's purchase of Offered Securities pursuant to Section 7 hereof.

                  8.9 FURTHER ASSURANCES. Each Company Group Member shall promptly, and the Company shall cause each Company Group Member promptly to, execute and deliver upon request by the holder of this Note and at the Company's expense, such additional documents, instruments and agreements as the holder of this Note may reasonably determine to be necessary to (a) carry out the provisions of this Note and the Credit Agreement and the transactions and actions contemplated hereby and thereby and (b) to evidence the Company's obligations hereunder.

         9. NEGATIVE COVENANTS. In addition to any covenants and agreements contained in the Credit Agreement, for so long as this Note remains outstanding, the Company hereby covenants and agrees with the holder of this Note and its assigns as follows:

                  9.1 INDEBTEDNESS. No Company Group Member shall, and the Company shall cause each Company Group Member not to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except (a) Indebtedness under this Note, (b) Indebtedness under the Senior Loan Agreement and any refinancings, refundings, renewals or extensions thereof; PROVIDED, HOWEVER, that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension in excess of an aggregate amount equal to $40,000,000, (c) Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed $20,000,000, (d) accounts and taxes payable incurred in the ordinary course of business, (e) Indebtedness that (i) is fully subordinated to this Note pursuant to a subordination agreement satisfactory to the holder of this Note in its sole judgment and discretion and (ii) requires no principal repayment until at least six (6) months after August 30, 2006 and (f) Preferred Stock of the Company currently outstanding or amended with the approval of the holder of this Note.

                  9.2 LIENS. No Company Group Member shall, and the Company shall cause each Company Group Member not to, directly or indirectly, create, incur, assume or suffer to exist, any Lien on any asset, lease, agreement or other property now owned or hereafter acquired by it (including, without limitation, any real property), except (a) Liens granted by the Company and its Subsidiaries in favor of the Senior Lender in connection with the Senior Loan Agreement as of the date hereof, (b) Liens for taxes not yet due; PROVIDED that adequate reserves with respect thereto are maintained on the books of the Company and/or its Subsidiaries in conformity with GAAP, (c) carriers',

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                                                                               9


warehousemen's, landlords', mechanics', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business, provided such Liens are immediately discharged in the event that steps are instituted to enforce such Liens unless the underlying obligations are being contested in good faith by appropriate proceedings with adequate reserves therefor in accordance with GAAP, (d) Liens for capital leases and purchase money obligations permitted under Section 9.1(c) and (e) encumbrances consisting of zoning restrictions, easements, licenses or other restrictions on the use of real property; PROVIDED, HOWEVER, that such items do not materially impair the use of such property for the purposes intended. Notwithstanding the foregoing, no Company Group Member shall, and the Company shall cause each Company Group Member not to, directly or indirectly, create, incur, assume or suffer to exist, any Lien on any capital stock or other equity interest or on any debt securities of the Company's Subsidiaries other than Liens in favor of the Senior Lender in accordance with the Senior Loan Agreement, the other loan documents related thereto and the Subordination Agreement.

                  9.3 RESTRICTED PAYMENTS. No Company Group Member shall, and the Company shall cause each Company Group Member not to, directly or indirectly, declare or make, or incur any obligation (contingent or otherwise) to declare or make (a) any dividend payments or other distributions on the Company's capital stock, including, without limitation, the Common Stock and Preferred Stock, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of the Company's or any of its Subsidiaries' capital stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire capital stock of the Company or any of its Subsidiaries now or hereafter outstanding, (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of the Company's or its Subsidiaries' capital stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (e) any payment, loan, contribution, or other transfer of funds or other property to any stockholder of the Company or any of its Subsidiaries other than payment of compensation in the ordinary course of business to stockholders who are employees of the Company or any of its respective Subsidiaries and (f) any payment of management fees (or other fees of a similar nature) by the Company or any of its Subsidiaries to any stockholder of the Company or any of its Subsidiaries or Affiliates; PROVIDED, HOWEVER, that the foregoing shall not restrict dividends, rents, royalties and distributions by Subsidiaries of the Company paid to the Company.

                  9.4 DISPOSITION OF ASSETS. No Company Group Member shall, and the Company shall cause each Company Group Member not to, sell, consign, lease or remove from their respective business locations any of its assets except that, until the holder of this Note gives the Company notice to the contrary during the existence of any Event of Default, each Company Group Member may (a) sell Inventory in the ordinary course of its business (any sale or exchange of Inventory in satisfaction of indebtedness of any Company Group Member shall not be deemed a sale of Inventory in the ordinary course of business); (b) sell or dispose of obsolete assets which such Company Group Member has determined, in good faith, not to be useful in the conduct of its business and which, in any fiscal year, do not have an aggregate fair market value in excess of $100,000; (c) sell or dispose of obsolete assets which such Company Group Member has determined, in good faith, not to be useful in the conduct of its business; and (d) sell or dispose of accounts in the course of collection in the ordinary course of business.

                  9.5 INVESTMENTS. No Company Group Member shall, and the Company shall cause each Company Group Member not to, make any Investment other than Permitted Investments and securities received in exchange for Permitted Investments pursuant to bankruptcy or insolvency proceedings of the issuer of such Permitted Investments.

                  9.6 MERGERS; CONSOLIDATIONS; ACQUISITIONS. No Company Group Member shall, and the Company shall cause each Company Group Member not to, (a) merge or consolidate with any other Person, except that the Company or any other Company Group Member may merge or consolidate with another Person with the prior written consent of the holder of this Note, nor (b) acquire all or any substantial part of the properties and assets or Securities of any Person (other than from the Company or a Subsidiary), except that the Company or other Company Group Member may acquire such property of any other Person with the prior written consent of the holder of this Note.

                  9.7 AFFILIATE TRANSACTIONS. No Company Group Member shall, and the Company shall cause each Company Group Member not to, enter into or be a party to any agreement or transaction with any Affiliate (including, without limitation, the transfer of any assets to any such Affiliate) except (a) in the ordinary course of such Company Group Member's business and upon fair and reasonable terms that are no less favorable to such Company Group Member, as the case may be, than such Person would obtain in a comparable arms'-length transaction with a Person not an Affiliate of the Company, and on terms consistent with the business relationship of such Company Group Member and such Affiliate prior to the date of this Note, if any, and fully disclosed to the holder of this Note, (b) transactions in the ordinary course of such Company Group Member's business for the provision or receipt of services of an administrative, support, or other similar nature and (c) transactions solely between the Company and its Subsidiaries or between two or more Subsidiaries.

                  9.8 LIQUIDATION. Upon a liquidation, dissolution or winding-up of any Company Group Member, no Company Group Member shall, and the Company shall cause each Company Group Member not to, directly or indirectly, declare or make, or incur any obligation (contingent or otherwise) to declare or make, any distribution or other payment to any holder of the Company's capital stock, including, without limitation, the Common Stock and any Preferred Stock of the Company currently outstanding, until such time as the Full Repayment Amount is paid in full to the holder of this Note in accordance with the terms hereof.

                  9.9 NO INCONSISTENT AGREEMENTS. No Company Group Member shall, and the Company shall cause each Company Group Member not to, enter into any loan or other agreement (other than the Subordination Agreement), or enter into any amendment or other modification to any currently existing agreement, which by its terms restricts or prohibits the ability of the Company to pay (a) the Full Repayment Amount in accordance with this Note when due, (b) interest in cash on this Note in accordance with Section 2 when due or (c) the Mandatory Redemption Amount in accordance with Section 5 when due.

         10. EVENTS OF DEFAULT. Any of the following shall constitute an "EVENT OF DEFAULT":

                  10.1 NON-PAYMENT. The Company fails to pay (a) when and as required to be paid herein, any amount of the Full Repayment Amount, the Mandatory Redemption Amount or the Optional Redemption Price, or (b) within five
(5) Business Days after the same becomes due, any interest accrued on this Note in accordance with Section 2; or

                  10.2 CERTAIN COVENANT DEFAULTS. The Company fails to perform or observe any covenant or agreement contained in Sections 8.4 or 9; or

                  10.3 OTHER DEFAULTS. The Company or any other Company Group Member fails to perform or observe any other covenant or agreement (not specified in Section 10.1 or 10.2 above) contained in this Note, the Credit Agreement or the Subsidiary Guaranty on the part of such Person to be performed or observed and such failure continues for 30 days after notice or knowledge thereof; or

                  10.4 REPRESENTATIONS AND WARRANTIES. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company in this Note, the Credit Agreement, any Borrowing Request or in any certificate or other document delivered pursuant hereto or thereto, shall be incorrect in any material respect when made or deemed made; or

                  10.5 CROSS-DEFAULT; CROSS ACCELERATION. The Company or any of its Subsidiaries (a) fails to make any payment when due after giving effect to all grace periods, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness for borrowed money or guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 or (b) after giving effect to all grace periods, fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guarantee to become payable or cash collateral in respect thereof to be demanded; or

                  10.6 INSOLVENCY PROCEEDINGS, ETC. The Company or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

                  10.7 INABILITY TO PAY DEBTS; ATTACHMENT. (a) The Company or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

                  10.8 JUDGMENTS. There is entered against the Company or any of its Subsidiaries (a) one or more final judgments or orders for the payment of money, or (b) one or more non-monetary final judgments, in each case, that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of the Company, and, in either case to the extent not paid or otherwise covered by independent third-party insurance as to which the insurer does not dispute coverage; or

                  10.9     INVALIDITY OF NOTE OR SUBSIDIARY GUARANTY.

                           (a)      This Note, at any time after its execution
and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Company's obligations hereunder, ceases to be in full force and effect; or the Company or any other Person contests in any manner the validity or enforceability of this Note other than satisfaction in full of all the Company's obligations hereunder; or the Company denies that it has any or further liability or obligation under this Note, or purports to revoke, terminate or rescind this Note other than satisfaction in full of all its obligations hereunder.

                           (b)      The Subsidiary Guaranty, at any time after
its execution and delivery and for any reason other than as expressly permitted thereunder or satisfaction in full of all the obligations thereunder, ceases to be in full force and effect; or the Company, any Subsidiary or any other Person contests in any manner the validity or enforceability of the Subsidiary Guaranty other than satisfaction in full of all the obligations thereunder; or any Subsidiary denies that it has any or further liability or obligation under the Subsidiary Guaranty, or purports to revoke, terminate or rescind the Subsidiary Guaranty other than satisfaction in full of all the obligations thereunder.

         11.      REMEDIES UPON EVENT OF DEFAULT.

         If any Event of Default has occurred and is continuing, the holder of this Note may, upon written notice to the Company, except in the case of events described in Sections 10.6 and 10.7, in which case no notice shall be required:

                  (a) declare all or any portion of the Full Repayment Amount and all other amounts owing or payable hereunder immediately due and payable, in cash, all without presentment, demand, protest or further act or notice of any kind, all of which are expressly waived by the Company; and

                  (b) exercise any and all rights and remedies available to the holder of this Note under this Note, the Credit Agreement, at law or in equity;

PROVIDED, HOWEVER, that upon the occurrence of an Event of Default specified in Sections 10.6 or 10.7, the Full Repayment Amount and all other amounts as aforesaid shall automatically become immediately due and payable, in cash, in each case without presentment, demand, protest or further act or notice of any kind, all of which are expressly waived by the Company. No course of dealing, forbearance, indulgence, failure or delay on the part of the holder of this Note in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No notice to or demand upon the Company shall entitle the Company to other or further notice or demand in similar or other circumstances. The remedies provided for herein are cumulative and are not exclusive of any other remedies that may be available to the holder of this Note pursuant to agreement, at law, in equity or otherwise.

         12. DEFINITIONS. Capitalized terms not otherwise defined in this Note shall have the meanings ascribed to them in the Credit Agreement. As used in this Note, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "AFFILIATE" has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; PROVIDED, that for purposes of this Note no holder hereof shall be deemed an Affiliate of the Company.

                  "APPLICABLE LAWS" means all applicable provisions of constitutions, statutes, rules, regulations and orders of Governmental Authorities and orders and decrees of courts and arbitrators.

                  "BANKRUPTCY CODE" means Title 11, U.S. Code or any other federal, state or foreign law for the relief of debtors, as any such laws may be amended from time to time.

                  "BUSINESS DAY" means a day on which the commercial banks in New York City are open to conduct commercial banking business.

                  "CAPITAL EXPENDITURES" means the aggregate of all expenditures made and liabilities incurred that, in accordance with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed assets accounts other than capitalized salaries related thereto.

                  "CAPITAL LEASE" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

                  "COMMON STOCK" means the common stock, par value $0.01 per share, of the Company.

                  "COMPANY GROUP" means the Company and all of its Subsidiaries.

                  "COMPANY GROUP MEMBER" means any of member of the Company
Group.

                  "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

                  "EBITDA" means, for any period, the sum of the amounts for such period of (a) Net Income, (b) Interest Expense, (c) taxes imposed on or measured by income or excess profits (for such period and without regard to any prior periods), and (d) the amount of all depreciation and amortization allowances and other non-cash expenses of the Company and its Subsidiaries.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

                  "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

                  "GOVERNMENTAL AUTHORITY" means the government of any nation, state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "INDEBTEDNESS" means, as to any Person, all obligations, contingent and otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including, without limitation, liabilities secured by Lien, existing on property owned or acquired by such Person whether or not the liability secured thereby shall have been assumed, letters of credit open for account, obligations under acceptance facilities, capitalized lease obligations and all obligations on account of guaranties, endorsements, all capital stock issued by such Person subject to mandatory redemption or subject to repurchase at the option of the holder and any other contingent obligations in respect of the Indebtedness of others whether or not reflected on such balance sheet or in a footnote thereto. The amount of any Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of such Indebtedness or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

                  "INTEREST EXPENSE" means for any period as determined in conformity with GAAP, total interest expense, whether paid or accrued or due (including without limitation, in respect of the Debt Obligations and subordinated debt, if any) and payable, including without limitation, the interest component of Capital Lease obligations for such period, all bank fees, and net costs under interest rate contracts.

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as in effect from time to time.

                  "INVENTORY" has the same meaning given to it in the UCC.

                  "INVESTMENT" means, with respect to any Person: (a) the acquisition or ownership by such Person of any share of capital stock, evidence of Indebtedness (which shall not include funds on deposit in demand deposit accounts) or other Security issued by any other Person, other than stock or other Securities received in settlement or replacement in bankruptcy of a debt that was created in the ordinary course of business, (b) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, excluding advances to employees in the ordinary course of business for business expenses, (c) the obligations of any other Person that are guaranteed by such Person, (d) any other investment in any other Person, and (e) any commitment or option to make any of the investments listed in clauses (a) through (d) above.

                  "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, claim, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), in each case to secure any liability.

                  "NASD" means, the National Association of Securities Dealers.

                  "NET INCOME" means, as applied to any Person, the net income (or net loss) of such Person for the period in question after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including reserves for deferred taxes) and all other proper deductions, all determined in accordance with GAAP, provided that there shall be excluded: (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or is merged into or consolidated with, the Person whose Net Income is being determined or a Subsidiary of such Person, (b) the net income (or net loss) of any Person in which the Person whose Net Income is being determined or any Subsidiary of such Person has an ownership interest, except, in the case of net income, to the extent that any such income has actually been received by such Person or such Subsidiary in the form of cash dividends or similar distributions, (c) any restoration of any contingency reserve, except to the extent that provision for such reserve was made out of income during such period, (d) any net gains or losses on the sale or other disposition, not in the ordinary course of business, of Investments, business units and other capital assets, provided that there shall also be excluded any related charges for taxes thereon, (e) any net gain arising from the collection of the proceeds of any insurance policy, (f) any write-up of any asset, and (g) any other extraordinary item.

                  "NOTE CHANGE OF CONTROL" of the Company shall mean such times as:

                  (i) Any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Fund is or becomes the beneficial owner, directly or indirectly, of outstanding shares of stock of the Company entitling such Person or Persons to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent, of shareholders of the Company (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Commission under the Exchange Act);

                  (ii) A majority of the Board of Directors of the Company shall consist of Persons other than Continuing Directors. The term "CONTINUING DIRECTOR" shall mean any member of the Board of Directors on the date of this Note and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

                  (iii) The stockholders of the Company shall have approved a recapitalization, reorganization, merger, consolidation or similar transaction, in each case with respect to which all or substantially all the Persons who were the respective beneficial owners, directly or indirectly, of the outstanding shares of capital stock of the Company immediately prior to such recapitalization, reorganization, merger, consolidation or similar transaction, will own less than 50% of the combined voting power of the then outstanding shares of capital stock of the Company resulting from such recapitalization, reorganization, merger, consolidation or similar transaction.

                  (iv) The stockholders of the Company shall have approved of the sale or other disposition of all or substantially all the assets of the Company in one transaction or in a series of related transactions;

                  (v) Any transaction occurs, the result of which is that the Common Stock does not continue to be registered under Section 12 of the Exchange Act and that the holders of Common Stock do not receive common stock of the Person surviving such transaction that is registered under Section 12 of the Exchange Act; or

                  (vi) (1) Immediately after any merger, consolidation, recapitalization or similar transaction, D. Gregory Smith or a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall be the beneficial owners, directly or indirectly, of outstanding shares of capital stock of the Company (or any Person surviving such transaction) entitling them collectively to exercise 50% or more of the total voting power of shares of capital stock of the Company (or the surviving Person in such transaction) and (2) in connection with or as a result of such transaction, the Company (or such surviving Person) shall have incurred or issued additional indebtedness such that the total indebtedness so incurred or issued equals at least 50% of the consideration payable in such transaction.

                  "PERMITTED INVESTMENTS" means Investments of the Company in:
(a) negotiable certificates of deposit or time deposits issued by a state bank or by any United States bank or trust company having capital, surplus and undivided profits in excess of $1,000,000; (b) any direct obligation of the United States of America or any agency or instrumentality thereof which has a remaining maturity at the time of purchase of not more than one year and repurchase agreements relating to the same; (c) other than in the ordinary course of the Company's business, advances or extensions of credit made by the Company not to exceed $100,000 in the aggregate outstanding at any time; (d) Investments in existing Subsidiaries described on SCHEDULE 1 hereto, and (e) Investments in new Subsidiaries which become parties to the Subsidiary Guaranty.

                  "PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) or such entity.

                  "PLAN" means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Company or any of its Affiliates is, or within the immediately preceding six (6) years was, an "employer" as defined in
Section 3(5) of ERISA.

                  "SECURITY" has the same meaning given to it in Section 2(1) of the Securities Act.

                  "SENIOR LENDER" means Textron Financial Corporation, as lender under the Senior Loan Agreement.

                  "SENIOR LOAN AGREEMENT" means the Loan and Security Agreement, dated April 22, 2004, among the Company, the Senior Lender and the other signatories thereto (as amended, supplemented or otherwise modified from time to time).

                  "SUBORDINATION AGREEMENT" means the Subordination Agreement, dated August [__], 2004, among the Company, the Fund, the Senior Lender and the other signatories thereto (as amended, supplemented or otherwise modified from time to time).

                  "SUBSIDIARY" means, (a) when used to determine the relationship of a Person to another Person, a Person of which an aggregate of fifty percent (50%) or more of the stock of any class or classes or fifty percent (50%) of more of other ownership interests is owned of record or beneficially by such other Person, or by one or more Subsidiaries of such other Person, or by such other Person and one or more Subsidiaries of such Person, (i) if the holders of such stock, or other ownership interests, (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency, or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency, or (ii) in the case of such other ownership interests, if such ownership interests constitute a majority voting interest, and (b) when used with respect to a Plan, ERISA or a provision of the Internal Revenue Code pertaining to employee benefit plans, any other corporation, trade or business (whether or not incorporated) which is under common control with Company and is treated as a single employer with Company under Section 414(b) or
(c) of the Internal Revenue Code and the regulations thereunder.

                  "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

         13. EXCHANGE OF NOTE; ASSIGNMENT. At the option of the holder of this Note, this Note may be exchanged for other Notes identical to this Note which collectively have an aggregate principal amount equal to the Full Repayment Amount on the date of such exchange, upon surrender of this Note at the principal office of the Company. This Note and any other Notes for which this Note is exchanged may be assigned by the holder thereof without the consent of the Company.

         14. AMENDMENT. Amendments, modifications and waivers of the terms of this Note and all other Notes for which this Note is exchanged may be made only upon the prior written consent of the Company and the holders of Notes representing at least 75% of the aggregate principal amount of all such Notes. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.

         15. WAIVERS BY THE COMPANY. The Company hereby waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note and agrees to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal, interest or any other sum due hereunder.

         16. UNCONDITIONAL OBLIGATIONS. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

         17. EXPENSES. On the date hereof, the Company shall reimburse the Fund for its out-of-pocket expenses and the fees, disbursements and other charges of its counsel and any consultants incurred in connection with this Note and the transactions contemplated hereby. If the holder of this Note shall institute any action to enforce this Note or to collect of any portion of the Full Repayment Amount, there shall be immediately due and payable from the Company, in addition to the then unpaid portion of the Full Repayment Amount, all reasonable costs and expenses incurred by the holder of this Note in connection therewith, including reasonable attorneys' fees and disbursements.

         18. HEADINGS. The headings contained in this Note are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

         19. RULES OF CONSTRUCTION. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Note.

         20. SEVERABILITY. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         21. GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR CHOICE OF LAW OR CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

         22.      JURISDICTION.

                  (a) Any action or proceeding against the Company relating in any way to this Note may be brought and enforced in the courts of the State of New York or of the United States for the Southern District of New York, and the Company, on behalf of itself and its Subsidiaries, irrevocably consents to the jurisdiction of each such court in respect of any such action or proceeding. The Company, on behalf of itself and its Subsidiaries, and the holder of this Note each irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such Person at the address for such Person set forth in Section 10.2 of the Credit Agreement or such other address such Person shall notify the other in writing. The foregoing shall not limit the right of the holder of this Note or the Company to serve process in any other manner permitted by law or to bring any action or proceeding, or to obtain execution of any judgment, in any other jurisdiction.

                  (b) The Company, on behalf of itself and its Subsidiaries, hereby irrevocably waives any objection that it or its Subsidiaries may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Note in any court located in the Borough of Manhattan, City and State of New York, or located in any other jurisdiction chosen by the holder of this Note in accordance with clause (a) of this Section. Each of the Company, on behalf of itself and its Subsidiaries, and the holder of this Note hereby irrevocably waives any claim that a court located in the Borough of Manhattan, City and State of New York is not a convenient forum for any such action or proceeding.

                  (c) The Company, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it or its Subsidiaries might otherwise be entitled in any action or proceeding relating in any way to this Note in the courts of the State of New York, of the United States or of any other country or jurisdiction, and hereby waives any right it or its Subsidiaries might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

         23. WAIVER OF JURY TRIAL. THE COMPANY, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES, AND THE HOLDER OF THIS NOTE HEREBY IRREVOCABLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS NOTE.

                     [SIGNATURE PAGE FOLLOWS ON NEXT PAGE.]

         IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered by its proper and duly authorized officer as of the date first above written.


                                             Z-TEL TECHNOLOGIES, INC.


                                             By: /s/ Russell A. Pennington
                                                 -------------------------------
                                                 Name:  Russell A. Pennington
                                                 Title: Assistant Treasurer

                                   ANNEX A TO
                        SENIOR UNSECURED PROMISSORY NOTE

                    SCHEDULE OF LOANS AND PRINCIPAL PAYMENTS

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  DATE LOAN MADE OR          AMOUNT OF LOAN     AMOUNT OF PRINCIPAL     PRINCIPAL AMOUNT
REDUCED UNDER SECTION 7          MADE         REDUCED UNDER SECTION 7       OF NOTE
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
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----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
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

                                   ANNEX B TO
                        SENIOR UNSECURED PROMISSORY NOTE

                      FORM OF LIST OF CAPITAL EXPENDITURES
                          FOR QUARTERLY HOLDER APPROVAL



                                 [See attached.]

                                  SCHEDULE 1 TO
                        SENIOR UNSECURED PROMISSORY NOTE

                      INVESTMENTS IN EXISTING SUBSIDIARIES


--------------------------------------------------------------------------------
         DIRECT AND INDIRECT                 STATE OF        DIRECT OR INDIRECT
            SUBSIDIARIES                   ORGANIZATION     OWNERSHIP PERCENTAGE
--------------------------------------------------------------------------------
Z-Tel Communications, Inc.                   Delaware            100%
--------------------------------------------------------------------------------
Z-Tel Network Services, Inc.                 Delaware            100%
--------------------------------------------------------------------------------
Z-Tel Holdings, Inc.                         Florida             100%
--------------------------------------------------------------------------------
Z-Tel Communications of Virginia, Inc.       Virginia            100%
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Z-Tel Business Networks, Inc.                Delaware            100%
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Z-Tel, Inc.                                  Nevada              100%
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Z-Tel Investments, Inc.                      Delaware            100%
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Touch 1 Communications, Inc.                 Alabama             100%
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DirecTEL, Inc.                               Alabama             100%
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directConnect                                Alabama             100%
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Z-Tel Consumer Services LLC                  Alabama             100%
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